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Exhibit (d)(6)

STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 6th day of January 2004, by and between Boston Scientific Corporation, a Delaware corporation ("Boston"), and Berger Family Enterprises, a Utah family limited partnership ("Stockholder").

        WHEREAS, Boston, Nemo I Acquisition, Inc. ("Purchaser"), and Stockholder entered into that certain Option Agreement, dated as of October 29, 2003 (the "Option Agreement"), pursuant to which Stockholder granted Boston and Purchaser the option to purchase the 24,281,113 restricted shares of Common Stock of Rubicon Medical Corporation, a Delaware corporation ("Rubicon"), held by Stockholder; and

        WHEREAS, Section 7.03 of the Option Agreement provides that for a period of 180 days from the date of the Option Agreement, Stockholder may sell up to 3,000,000 shares of the Rubicon Common Stock that are subject to the Option Agreement in accordance with the terms and conditions set forth in such Section 7.03, including the requirement that Stockholder shall first offer to sell any such shares to Boston and Purchaser; and

        WHEREAS, on January 6, 2004, Stockholder offered 649,351 shares of the Rubicon Common Stock held by it (the "Subject Shares") to Boston and Purchaser for a total cash purchase price of $500,000 and Boston agreed to purchase the Subject Shares for such consideration; and

        WHEREAS, on January 6, 2004, the closing price for Rubicon Common Stock as quoted on the OTC Bulletin Board was $0.87 and, accordingly the agreed upon purchase price per share for the Subject Shares was below the closing price for the Rubicon Common Stock on the date; and

        WHEREAS, Boston and Stockholder desire to enter into this Agreement to provide for Boston's purchase of the Subject Shares from Stockholder;

        NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein and in the Option Agreement, the parties hereto agree as follows:

        1    Purchase and Sale of Shares.    Boston agrees to purchase and accept from Stockholder, and Stockholder agrees to sell and deliver to Boston, the Subject Shares in exchange for the cash payment by Boston to Stockholder of Five Hundred Thousand Dollars ($500,000). The purchase price shall be paid in cash against delivery of the Subject Shares in the form of a stock certificate registered in the name of Boston. The transaction shall be closed and completed on January 8, 2004.

        2.    Representations of Stockholder.    In connection with its sale of the Subject Shares to Boston, Stockholder represents to Boston as follows:

          (a)   The Subject Shares are owned by Stockholder free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, rights of first offer, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever.

          (b)   Stockholder is a family limited partnership duly organized, validly existing and in good standing under the laws of Utah and has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action, and no other proceedings of the part of Stockholder are necessary to authorize this Agreement or consummate the transactions contemplated hereby. This Agreement constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor rights and general equitable and public policy principles.

        3.     Representations of Boston. In connection with its purchase of the Subject Shares from Stockholder, Boston represents to Stockholder as follows:

          (a)   Boston is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority to execute and delivery this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Boston or Purchaser are necessary to authorized this Agreement. This Agreement constitutes a legal, valid and binding obligation of Boston, enforceable against Boston in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor rights and general equitable and public policy principles.

          (b)   Boston is acquiring the Subject Shares for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and Boston has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for disposition thereof. Boston is an "accredited investor" as defined in Rule 501(a) under the Securities Act of 1933, as amended. Boston understands that the Subject Shares have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the representations as expressed herein. Boston further understands that there is no assurance that any exemption from the Securities Act will be available or, if available, that such exemption will allow Boston to dispose of or otherwise transfer any or all of the Subject Shares in the amounts or at the times they might propose. Boston knows of no public solicitation or advertisement of an offer in connection with the proposed purchase and sale of the Subject Shares.

        4.    Miscellaneous Provisions.    The terms, covenants and conditions herein contained shall be binding upon and inure to the benefit of the parties and their respective heirs, successors, transferees and assigns. Neither Boston nor Stockholder shall assign this Agreement or any rights hereunder to anyone except with the prior written consent of the other party. This Agreement and the Option Agreement constitute the entire agreements between the parties with respect to the subject matter hereof and this Agreement may only be modified by a subsequent writing executed by both parties. If any term, covenant, condition or agreement of this Agreement or its application to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term, covenant, condition or agreement to persons or circumstances, other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term, covenant, condition or agreement of this Agreement shall be valid and shall be enforced to the extent permitted by law. Time is expressly made of the essence of all the provisions of this Agreement. This Agreement shall be interpreted and construed only by the contents hereof, and there shall be no presumption or standard of construction in favor of or against either Stockholder or Boston. The provisions of Sections 8.09 and 8.10 of the Option Agreement shall also apply mutatis mutandis to this Agreement.

        IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first above written.

Stockholder:
Berger Family Enterprises, FLP A Utah Limited Partnership
	By	/s/ David B. Berger G.P. David B. Berger, General Partner
Boston:
Boston Scientific Corporation A Delaware Corporation
	By	/s/ Lawrence C. Best
	Name:	Lawrence C. Best
	Title:	Senior VP of Finance & Administration & Chief Financial Officer

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STOCK PURCHASE AGREEMENT